Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 806-4682

TRIMERIS RECEIVES DELISTING NOTICE FROM NASDAQ

Delisting procedures suspended pending Trimeris’ request for hearing

DURHAM, N.C. – January 11, 2010 – Trimeris, Inc. (Nasdaq: TRMS) (“Trimeris” or the “Company”), a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of HIV, today announced that it has received a NASDAQ Staff determination letter dated January 5, 2010, notifying the Company that its common stock is subject to delisting due to the Company’s failure to hold its required annual meeting for fiscal year 2009.

Trimeris has requested an appeal of the NASDAQ Staff’s determination. Such request and hearing process will stay further action to delist the Company’s securities from the NASDAQ Stock Market until such time as the hearing procedures have concluded.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON®, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of the Company’s drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of the Company’s products; the results of the Company’s previous clinical trials are not necessarily indicative of future clinical trials; and the Company’s drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 13, 2009.

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